Exhibit 99.1

COMPANY CONTACTS
Paul Arndt
Senior Manager, Investor Relations
949-788-6700x216

FDA APPROVES ZEVALIN® EXPANDED LABEL AS PART OF FIRST-LINE THERAPY IN TREATMENT OF FOLLICULAR NON-HODGKIN’S LYMPHOMA

•	Label Expands Treatable Population To Approximately 43,000 Patients Annually

IRVINE, California – September 4, 2009 – Spectrum Pharmaceuticals (NasdaqGM: SPPI), a commercial-stage biotechnology company with a focus in oncology, today announced ZEVALIN® (ibritumomab tiuxetan), a CD20-directed radiotherapeutic antibody, received approval from the U.S. Food and Drug Administration (FDA) for an expanded label for the treatment of patients with previously untreated follicular non-Hodgkin’s Lymphoma (NHL), who achieve a partial or complete response to first-line chemotherapy. This new and expanded indication supplements the 2002 FDA approval of ZEVALIN as treatment for patients with relapsed or refractory, low-grade or follicular B-cell non-Hodgkin’s lymphoma.

“We believe the approval of ZEVALIN as an effective treatment option following a first-line regimen represents a notable advance in the treatment of non-Hodgkin’s Lymphoma, and significantly expands the addressable population for ZEVALIN,” said Rajesh C. Shrotriya, MD, Chairman, Chief Executive Officer, and President of Spectrum Pharmaceuticals. “We are confident that the strategic and tactical initiatives we have implemented will overcome the clinical, logistical, and reimbursement challenges that have previously hindered physician and patient access to ZEVALIN.”

The approval of the new indication was based on data from the FIT Study (First-line Indolent Therapy). The multicenter, randomized, open-label Phase 3 study evaluated the safety and efficacy of ZEVALIN in 414 patients with CD20-positive follicular NHL who had achieved a partial response or a complete response after receiving a first-line chemotherapy regimen. Patients were treated with one of the following first-line chemotherapy regimens: chlorambucil, fludarabine, fludarabine-containing regimen, CVP/COP, CHOP, CHOP-like, or rituximab-containing chemotherapy. At 3.5 years of follow-up, the FIT trial demonstrated that when used as part of first-line chemotherapy for patients with follicular NHL, ZEVALIN significantly improved the median progression-free survival time from 18 months (control arm) to 38 months (ZEVALIN arm) (p<0.0001).

	ZEVALIN	Control	p-value
	(n=208)	(n=206)
Median PFS	38 months	18 months	<0.0001

Updated results with an additional year of follow up were presented at the American Society of Hematology 2008 Annual Meeting. The safety profile of ZEVALIN was consistent with previous clinical studies, with hematologic toxicity as the most common adverse reaction in the FIT study.

“Our institution is one of the leading cancer research centers in the United States investigating the clinical utility of ZEVALIN in NHL therapy,” said Stephanie A. Gregory, MD, The Elodia Kehm Chair of Hematology, Professor of Medicine, and Director, Section of Hematology at Rush University Medical Center.  “We believe that the approval of ZEVALIN as part of first-line chemotherapy represents an important advance in the treatment of patients with NHL.”

The National Comprehensive Cancer Network (NCCN) Drugs and Biologics Compendium currently lists chemotherapy followed by radioimmunotherapy, such as ZEVALIN, for patients with follicular NHL with a Category 1 recommendation.  The Centers for Medicare & Medicaid Services (CMS) announced in June 2008 that it would recognize the NCCN Drugs & Biologics Compendium as a source of information to determine which drugs may be covered under Medicare Part B.

157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 •
www.spectrumpharm.com • NASDAQ: SPPI

Important ZEVALIN® Safety Information
Deaths have occurred within 24 hours of rituximab infusion, an essential component of the ZEVALIN therapeutic regimen. These fatalities were associated with hypoxia, pulmonary infiltrates, acute respiratory distress syndrome, myocardial infarction, ventricular fibrillation, or cardiogenic shock. Most (80%) fatalities occurred with the first rituximab infusion. ZEVALIN administration results in severe and prolonged cytopenias in most patients. Severe cutaneous and mucocutaneous reactions, some fatal, can occur with the ZEVALIN therapeutic regimen.

Please see full Prescribing Information, including Boxed WARNINGS, for ZEVALIN and rituximab. Patients and healthcare professionals can visit http://www.ZEVALIN.com for more information.

About ZEVALIN® and the ZEVALIN Therapeutic Regimen
ZEVALIN (ibritumomab tiuxetan) is a CD20-directed radiotherapeutic antibody administered as part of the ZEVALIN therapeutic regimen. The ZEVALIN therapeutic regimen consists of three components:  rituximab, Indium-111 (In-111) radiolabeled ZEVALIN for imaging, and Yttrium-90 (Y-90) radiolabeled ZEVALIN for therapy. The ZEVALIN therapeutic regimen is a form of cancer therapy called radioimmunotherapy. Radioimmunotherapy (RIT) is an innovative form of cancer treatment with a mechanism of action that is different from traditional chemotherapy. RIT builds on the combined effect of a targeted biologic monoclonal antibody augmented with the therapeutic effects of a beta-emitting radioisotope.

For more information on ZEVALIN, patients and healthcare professionals can visit www.ZEVALIN.com.

About Non-Hodgkin’s Lymphoma
Non-Hodgkin’s lymphoma (NHL) is caused by the abnormal proliferation of white blood cells and spreads through the lymphatic system, a system of vessels that drains fluid from the body. NHL can be broadly classified into two main forms: aggressive NHL, a rapidly spreading acute form of the disease; and indolent NHL, which progresses more slowly. Follicular lymphoma is a type of indolent lymphoma. According to the National Cancer Institute’s SEER database (http://seer.cancer.gov/statfacts/html/nhl.html) there were approximately 419,533 patients alive with a history of NHL. The incidence of NHL (all types including Follicular and Aggressive) is projected to be 65,980 in 2009 and that 19,500 patients are expected to die from this disease in the United States in 2009.

About NCCN
The National Comprehensive Cancer Network (NCCN), a not-for-profit alliance of 21 of the world’s leading cancer centers, is dedicated to improving the quality and effectiveness of care provided to patients with cancer. Through the leadership and expertise of clinical professionals at NCCN Member Institutions, NCCN develops resources that present valuable information to the numerous stakeholders in the health care delivery system. As the arbiter of high-quality cancer care, NCCN promotes the importance of continuous quality improvement and recognizes the significance of creating clinical practice guidelines appropriate for use by patients, clinicians, and other health care decision-makers. The primary goal of all NCCN initiatives is to improve the quality, effectiveness, and efficiency of oncology practice so patients can live better lives.

World-renowned experts from NCCN Member Institutions diagnose and treat patients with a broad spectrum of cancers and are recognized for dealing with complex, aggressive, or rare cancers. More than 160,000 new patients receive cancer care at NCCN Member Institutions over the course of any year. NCCN Member Institutions pioneered the concept of the multidisciplinary team approach to patient care and lead the fight against cancer as they integrate programs in patient care, research, and education. Our programs offer access to expert physicians, superior treatment, and quality and safety initiatives that continuously improve the effectiveness and efficiency of cancer care. Thirty-seven Nobel Prize winners have served on the faculties of NCCN Member Institutions.

157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 •
www.spectrumpharm.com • NASDAQ: SPPI

About Spectrum Pharmaceuticals
Spectrum Pharmaceuticals is a commercial-stage biotechnology company with a focus in oncology. The Company’s strategy is comprised of acquiring and developing a broad and diverse pipeline of late-stage clinical and commercial products; establishing a commercial organization for its approved drugs; continuing to build a team with people who have demonstrated skills, passion, commitment and have a track record of success in its areas of focus; and, leveraging the expertise of partners around the world to assist it in the execution of its strategy. For more information, please visit the Company’s website at www.sppirx.com.

Forward-looking statement – This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, Spectrum’s ability to identify, acquire, develop and commercialize a broad and diverse pipeline of late-stage clinical and commercial products, establishing a commercial organization for our approved drugs, continuing to build our team, leveraging the expertise of partners around the world to assist us in the execution of our strategy, the safety and efficacy of ZEVALIN, that the strategic and tactical initiatives we have implemented will overcome the clinical, logistical, and reimbursement challenges that have previously hindered physician and patient access to ZEVALIN and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates, may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of revenues, our limited marketing experience, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.

SPECTRUM PHARMACEUTICALS, INC. ® is a registered trademark of Spectrum, TURNING INSIGHTS INTO HOPE™ and the Spectrum Pharmaceutical logos are trademarks owned by Spectrum Pharmaceuticals, Inc. ZEVALIN is a registered trademark of RIT Oncology, LLC, a wholly-owned subsidiary of Spectrum Pharmaceuticals, Inc.

Information regarding NCCN has been obtained from NCCN and not independently verified by Spectrum.

© 2009 Spectrum Pharmaceuticals, Inc. All Rights Reserved.

157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 •
www.spectrumpharm.com • NASDAQ: SPPI